Exhibit 10.13

QUOTELAB, LLC

SEVERANCE AGREEMENT

This Severance Agreement (this “Agreement”) is made and entered into by and between Keith Cramer (“Executive”) and Quotelab, LLC, a Delaware limited liability company (the “Company”), effective as of May     , 2014 (the “Effective Date”).

RECITALS

1. Executive is employed by the Company on an at-will basis, and it is possible that the Company could terminate Executive’s employment at any time. The Board of Directors of the Company (the “Board”) recognizes that such considerations could be a distraction to Executive and could cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its members to ensure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility of such a termination of employment.

2. The Board believes that it is in the best interests of the Company and its members to provide Executive with an incentive to continue his or her employment and to motivate Executive to maximize the value of the Company for the benefit of its members.

3. The Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment. These benefits will provide Executive with enhanced financial security and incentive and encouragement to remain with the Company.

4. Certain capitalized terms used in this Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Term of Agreement. This Agreement will terminate upon the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided under the terms of any written formal employment agreement between the Company and Executive (an “Employment Agreement”). If Executive’s employment terminates for any reason, including (without limitation) any termination not set forth in Section 3, Executive will not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement.

Severance Agreement (Cramer)

3. Severance Benefits.

(a) Termination without Cause (no Change of Control). If the Company (or any Affiliate) terminates Executive’s employment with the Company (or any Affiliate) without Cause, then, subject to Section 4, Executive will receive the following severance from the Company:

(i) Accrued Compensation. The Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company Benefit Plans.

(ii) Severance Payment. Executive will be paid an amount equal to (A) if the termination occurs on or prior to March 10, 2015], nine months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or (B) if the termination occurs after March 10, 2015, six months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date, any such payments to be paid in a lump sum payment, subject to required withholdings and deductions.

(iii) Pro-Rated Bonus Payment. Executive will receive a lump-sum severance payment (payable on the effective date of the release as provided in Section 4(a)) equal to one hundred percent (100%) of Executive’s target bonus as in effect for the fiscal year in which Executive’s termination occurs, pro-rated by multiplying such bonus amount by a fraction, the numerator of which shall be the number of days from and including the first day of such fiscal year through and including the date of Executive’s termination, and the denominator of which shall be three-hundred and sixty-five (365).

(iv) Payments or Benefits Required by Law. Executive will receive such other compensation or benefits from the Company as may be required by law (for example, Title X of COBRA).

For purposes of this Section 3(a), if Executive’s employment with the Company or one of its Affiliates terminates, Executive will not be determined to have been terminated, provided Executive continues to remain employed by the Company or one of its Affiliates (e.g., upon transfer from one Affiliate to another).

(b) Disability; Death. If Executive’s employment with the Company (or any Affiliate) is terminated due to Executive’s becoming Disabled or Executive’s death, then Executive or Executive’s estate (as the case may be) will (i) receive the earned but unpaid base salary through the date of termination of employment; (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with Company-provided or paid plans, policies and arrangements; and (iii) not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA). No other benefits shall be payable to Executive under Section 3(a).

Severance Agreement (Cramer)

(c) Voluntary Resignation; Termination for Cause. If Executive voluntarily terminates Executive’s employment with the Company or any Affiliate or if the Company (or any Affiliate) terminates Executive’s employment with the Company (or any Affiliate) for Cause, then Executive will (i) receive his or her earned but unpaid base salary through the date of termination of employment; (ii) receive all accrued vacation, expense reimbursements and any other benefits due to Executive through the date of termination of employment in accordance with established Company-provided or paid plans, policies and arrangements; and (iii) not be entitled to any other compensation or benefits (including, without limitation, accelerated vesting of any equity awards) from the Company except to the extent provided under agreement(s) relating to any equity awards or as may be required by law (for example, COBRA).

(d) Exclusive Remedy. In the event of a termination of Executive’s employment, the provisions of this Agreement are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive (or any Affiliate) may otherwise be entitled, whether at law, tort or contract (including Executive’s Employment Agreement) or in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Agreement.

4. Conditions to Receipt of Severance

(a) Release of Claims Agreement. The receipt of any severance pay or other benefits pursuant to Section 3(a) above will be subject to Executive signing and not revoking a separation agreement and release of claims with the Company in a form reasonably acceptable to the Company. No such severance pay or other benefits will be paid or provided until the release of claims agreement becomes effective.

(b) Continuing Compliance with Agreements. Executive acknowledges that Executive has executed a Confidential Information and Invention Assignment Agreement (the “Inventions Agreement”) in favor of the Company and that Executive shall continue to be bound by, and continue to comply with, the terms and conditions of the Inventions Agreement. In the event Executive violates the provisions of this Section 4(b), all severance pay and other benefits pursuant to Section 3 shall cease immediately.

(c) Section 409A.

(i) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A of the Code and the final regulations and any guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination, and the severance payable to Executive, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits which may be considered deferred payments under Section 409A (together, the “Deferred Compensation Separation Benefits”), then to the extent such portion of the Deferred Compensation Separation Benefits would otherwise have been payable within the first six (6) months following Executive’s termination of employment, it will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

Severance Agreement (Cramer)

(ii) The foregoing provision is intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and (ii) but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 3 will be either:

(a)	delivered in full, or

(b)	delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 5 will be made in writing by the Company’s independent public accountants immediately prior to Change of Control (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

Severance Agreement (Cramer)

6. Definition of Terms. The following terms referred to in this Agreement will have the following meanings:

(a) Affiliate. “Affiliate” means the Company and any other parent or subsidiary corporation of the Company or of any such Affiliate, as such terms are defined in Section 424(e) and (f) of the Code.

(b) Benefit Plans. “Benefit Plans” means plans, policies or arrangements that the Company sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and/or Executive’s eligible dependents with medical, dental, vision and similar benefits. Benefit Plans do not include any other type of benefit (including, but not by way of limitation, disability, life insurance, or retirement benefits).

(c) Cause. The term “Cause” shall mean (i) the Executive’s (A) plea of guilty or nolo contendere to, or indictment for, any felony or (B) conviction of a crime involving moral turpitude that has had or could reasonably be expected to have a material adverse effect on the Company or any of its Affiliates (collectively, the “Company Group”), (ii) the Executive’s commitment of an act of fraud, embezzlement, material misappropriation or breach of fiduciary duty against any member of the Company Group, (iii) the Executive’s failure for any reason after ten (10) days written notice thereof to correct or cease any refusal or intentional or willful failure to comply with the lawful, reasonably appropriate requirement of the Company, as communicated by the Chief Executive Officer or the Board, (iv) the Executive’s chronic absence from work, other than for medical reasons, or failure to devote all of his business time, attention and efforts, as well as his business judgment, skill and knowledge exclusively to the advancement of the business and the interests of the Company and its Affiliates, unless approved by the Board in writing, (v) the Executive’s use of illegal drugs that has materially affected the performance of Executive’s duties, (vi) gross negligence or willful misconduct in the Executive’s duties hereunder that has caused substantial injury to the Company, or (vii) the Executive’s breach of any non-competition, non-solicitation and/or confidentiality provision under the LLC Agreement of QL Holdings, LLC, a Delaware limited liability company which Executive holds Class B Units, or any material breach of any proprietary/confidential information or assignment of inventions agreement between the Executive and any member of the Company Group (after taking into account any cure periods in connection therewith); unless, in each case, the event constituting Cause is curable, and has been cured by the Executive within ten (10) days of his receipt of written notice from the Company that an event constituting Cause has occurred and specifying the details of such event. For the avoidance of doubt, the occurrence of any event described in subsections (i) and (ii) above shall be deemed to be incurable by the Executive.

(d) Disability. “Disability” will mean that the Employee has been unable to perform his or her Company duties as the result of his or her incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement or one hundred and eighty (180) days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its

Severance Agreement (Cramer)

insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.

7. Successors.

(a) The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notices.

(a) General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices will be addressed to Executive at the home address which Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its Chief Executive Officer.

(b) Notice of Termination. Any termination by the Company for Cause will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).

Severance Agreement (Cramer)

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.

(b) Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d) Entire Agreement. This Agreement, together with any Employment Agreement, constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. Notwithstanding the contrary, in no event shall this Agreement take away or limit benefits otherwise payable to Executive pursuant to the terms of any Employment Agreement or other agreement between Executive and the Company. Accordingly, in the event that there is a difference between the terms of this Agreement and the terms of any Employment Agreement or other agreement between Executive and the Company which provides for greater benefits to Executive, the terms of Executive’s other agreement with the Company shall control.

(e) Choice of Law. The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in the jurisdiction where Executive resides, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

(f) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

(g) Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h) Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

Severance Agreement (Cramer)

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	QUOTELAB, LLC

	By:	/s/ Steven Yi
Name: Steven Yi
Title: CEO

EXECUTIVE	By:	/s/ Keith Cramer
Keith Cramer

Severance Agreement (Cramer)